SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2008

LifeCare Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:

333-133319

Delaware	51-0372090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5560 Tennyson Parkway

Plano, Texas 75024

(Address of principal executive offices)

(469) 241-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2008, the Board of Directors (the “Board”) of LifeCare Holdings, Inc. (the “Company”) named G. Wayne McAlister, age 61, as Chairman and Chief Executive Officer of the Company. Mr. McAlister previously served as the Company’s President and Chief Executive Officer from January 2008 to April 2008. Prior to joining the Company, Mr. McAlister served, since 1999, as Senior Vice President of Triad Hospitals, Inc. and as Division President of a large group of its hospitals, where he was responsible for development, management and financial operations. Simultaneously, the Board appointed Phillip B. Douglas, age 50, as the Company’s President. Mr. Douglas previously served as the Company’s Chief Financial Officer from January 2006 to April 2008. Prior to joining the Company, Mr. Douglas was Chief Financial Officer of Workscape, Inc., a private-equity owned company, from 2000 until 2005. In addition, on April 15, 2008, the Company appointed Chris A. Walker, age 39, as the Company’s Chief Financial Officer. Mr. Walker previously served as the Company’s Chief Accounting Officer and Treasurer and as a Senior Vice President from August 2004 through April 2008. He served in the same capacity at the Company at the Vice President level from January 2001 through July 2004.

The Company and its parent company, LCI Holding Company, Inc. (“Parent”), expect to enter into an amendment to the employment agreement with each of Messrs. McAlister and Douglas. The amendments to Mr. McAlister’s agreement will include a change in his title to Chairman and Chief Executive Officer, certain amendments to the definition of good reason and the elimination of the transaction bonus opportunity previously included in the agreement. The amendments to Mr. Douglas’ agreement will include a change in his title to President, an increase in his base salary to $325,000 and certain amendments to the definition of good reason. In addition a subsidiary of the Company expects to enter into an amendment to the employment agreement with Grant B. Asay, Regional Senior Vice President of Operations. The amendments to Mr. Asay’s agreement will include an increase in his base salary to $250,000 and an increase in his severance period to 12 months.

Additionally, the Company and Parent expect to enter into an employment agreement with Mr. Walker that will amend and restate Mr. Walker’s existing employment agreement with a subsidiary of the Company. Mr. Walker’s employment agreement will provide for an initial term of one year, subject to automatic one year renewals thereafter unless the agreement is terminated in accordance with its terms, and will provide that Mr. Walker will serve as the Chief Financial Officer of Parent. Pursuant to the employment agreement, Mr. Walker will be entitled to receive an annual base salary of $230,000 and will be eligible for an annual bonus based on achievement of performance objectives established by the Board. The target amount of the annual bonus will be 60% of Mr. Walker’s base salary. If Mr. Walker is terminated other than for cause or resigns voluntarily for good reason, he will be entitled to receive continued salary and bonus for one year, with the amount of the annual bonus equal to the lesser of 60% of Mr. Walker’s base salary in effect on the date of termination or the annual bonus paid to him in respect of the immediately preceding fiscal year. Mr. Walker will be subject to non-competition, non-solicitation and certain confidentiality provisions for a period of one year following the termination of his employment.

In addition, Parent and the Company expect to enter into transaction bonus agreements with certain members of the Company’s management, including each of Messrs. McAlister, Douglas, Walker and Asay. The transaction bonus agreement will provide a one-time bonus opportunity in connection with a change of control transaction. The amounts payable under the transaction bonus agreements to each of Messrs. McAlister, Douglas, Walker and Asay, as a multiple of such executive’s base salary, is expected to range from approximately 1x to 15x for each of Messrs. McAlister and Douglas, from approximately 1x to 10x for Mr. Walker and from approximately 1x to 5x for Mr. Asay. The actual amount to be earned will be based upon the value associated with the Company upon a change of control.

Item 9.01	Financial Statements and Exhibits.

99.1 Press Release, dated April 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECARE HOLDINGS, INC.
(Registrant)

Date: April 21, 2008	/s/ G. Wayne McAlister
G. Wayne McAlister
Chief Executive Officer

EXHIBIT INDEX

99.1	Press Release, dated April 15, 2008.